Exhibit 99.1
Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or jthunstrom@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS
Company Reports Revenue Growth of 32.6% and Net Income Growth of 35.5% for the Quarter
EDEN PRAIRIE, Minn. (April 26, 2007) — Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, today reported its operating results for the first quarter ended March 31, 2007.
     First quarter 2007 revenue grew 32.6% to $153.1 million from $115.4 million during the same period last year. Net income during the quarter grew 35.5% to $14.1 million, or $0.38 per diluted share. This compares to net income of $10.4 million, or $0.28 per diluted share, for 1Q 2006.
     “We continue to execute on our fundamental business strategies, as evidenced by our first quarter 2007 performance,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “As of the end of the quarter, we operated 60 centers in 13 states. We plan to open eight additional new centers this year, four of which will open in the second quarter. The first of these new centers opened on April 11 in Dublin, Ohio, representing our second center in the Columbus market. Year over year, memberships grew 23.7% to 474,364. We also are pleased with our in-center revenue growth of 35.8% to $43.9 million during 1Q 2007, which was driven primarily by membership ramp, targeted marketing programs, and new products and services.”
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Life Time Fitness First Quarter 2007 Results — Page 2

Three Months Ended March 31, 2007, Financial Highlights:
Total revenue for the first quarter grew 32.6% to $153.1 million, driven primarily by growth in membership dues and in-center revenue.

(Period-over-period growth)	1Q 2007 vs. 1Q 2006
· Membership dues	32.6%
· Enrollment fees	11.9%
· In-center revenue	35.8%
· Same-center revenue	7.5%
· Average center revenue / membership	$334 — up 6.5%
· Average in-center revenue / membership	$98 — up 9.1%
Total operating expenses during 1Q 2007 totaled $124.4 million compared to $94.3 million for 1Q 2006, driven primarily by increased expenses to support new centers, membership ramp, and in-center revenue growth. Operating margin was 18.8% for 1Q 2007, compared to 18.3% in the prior-year period.

(Expense as a percent of total revenue)	1Q 2007 vs. 1Q 2006
· Center operations	58.4% vs. 56.4%
· Advertising and marketing	4.8% vs. 5.1%
· General and administrative	6.9% vs. 7.6%
· Other operating	2.2% vs. 2.6%
· Depreciation and amortization	8.9% vs. 10.0%
Net income during 1Q 2007 grew 35.5% to $14.1 million from $10.4 million in 1Q 2006, driven by continued top-line growth and operating margin expansion. Net income margin for 1Q 2007 was 9.2% compared with 9.0% in 1Q 2006.
EBITDA for 1Q 2007 grew 29.8% to $42.7 million from $32.9 million in 1Q 2006. As a percentage of total revenue, EBITDA was 27.9% in 1Q 2007, compared to 28.5% in 1Q 2006.
Cash flows from operations for the first quarter grew 16.3% to $39.0 million from $33.6 million in the prior-year period.
Weighted average diluted shares for 1Q 2007 totaled 37.4 million compared to 36.8 million shares in 1Q 2006.
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Life Time Fitness First Quarter 2007 Results — Page 3

Updated 2007 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2007 and subject to the risks and uncertainties described below:
•	Revenue is expected to be $640-$650 million (or approximately 25-27% growth). This year-over-year increase is driven primarily by new center growth, membership ramp at new and existing centers, and in-center revenue growth.

•	Net income is expected to be $64.8-$65.8 million (or approximately 28-30% growth) up from $64.3-$65.3 million. This year-over-year increase is driven primarily by our growth strategies.

•	Diluted earnings per common share is expected to be $1.72-$1.75 (or approximately 26-28% growth), up from $1.71-$1.74.
     As announced on April 19, 2007, the Company will hold a conference call today at 10:00 a.m. EDT to discuss its first quarter 2007 results. Bahram Akradi, chairman and chief executive officer, and Michael Robinson, executive vice president and chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available the same day via the Company’s Web site beginning at approximately 1:00 p.m. ET.
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of April 26, 2007 the Company operated 61 centers in 13 states, including Arizona, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Ohio, Texas, Utah and Virginia. The Company also operates two satellite facilities and five preview locations in existing and new markets. Additionally, Life Time Fitness provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine - Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota, and may be accessed on the Web at www.lifetimefitness.com. LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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Life Time Fitness First Quarter 2007 Results — Page 4

Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans.
     All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.
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LIFE TIME FITNESS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,912	$6,880
Accounts receivable, net	2,288	2,320
Inventories	11,253	8,773
Prepaid expenses and other current assets	11,775	9,201
Deferred membership origination costs	14,185	12,575
Income tax receivable	—	97

Total current assets	45,413	39,846
PROPERTY AND EQUIPMENT, net	972,327	902,122
RESTRICTED CASH	4,709	4,738
DEFERRED MEMBERSHIP ORIGINATION COSTS	12,223	10,875
OTHER ASSETS	32,385	30,095

TOTAL ASSETS	$1,067,057	$987,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$13,534	$15,228
Accounts payable	9,167	8,878
Construction accounts payable	48,498	49,285
Accrued expenses	56,563	37,191
Deferred revenue	34,354	29,773

Total current liabilities	162,116	140,355
LONG-TERM DEBT, net of current portion	420,166	374,327
DEFERRED RENT LIABILITY	25,662	25,716
DEFERRED INCOME TAXES	31,235	38,584
DEFERRED REVENUE	16,897	15,917
OTHER LIABILITIES	264	264

Total liabilities	656,340	595,163

SHAREHOLDERS’ EQUITY:
Common stock	741	737
Additional paid-in capital	263,972	259,905
Retained earnings	146,004	131,871

Total shareholders’ equity	410,717	392,513

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,067,057	$987,676

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2007	2006
REVENUE:
Membership dues	$100,528	$75,799
Enrollment fees	5,686	5,083
In-center revenue	43,897	32,334

Total center revenue	150,111	113,216
Other revenue	2,990	2,209

Total revenue	153,101	115,425
OPERATING EXPENSES:
Center operations	89,492	65,093
Advertising and marketing	7,369	5,839
General and administrative	10,488	8,815
Other operating	3,324	2,987
Depreciation and amortization	13,687	11,519

Total operating expenses	124,360	94,253

Income from operations	28,741	21,172
OTHER INCOME (EXPENSE):
Interest expense, net	(5,528)	(4,117)
Equity in earnings of affiliate	316	243

Total other income (expense)	(5,212)	(3,874)

INCOME BEFORE INCOME TAXES	23,529	17,298
PROVISION FOR INCOME TAXES	9,395	6,865

NET INCOME	$14,134	$10,433

BASIC EARNINGS PER COMMON SHARE	$0.39	$0.29

DILUTED EARNINGS PER COMMON SHARE	$0.38	$0.28

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	36,642	35,701

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	37,392	36,752

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,134	$10,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,687	11,519
Deferred income taxes	(7,349)	85
Loss on disposal of property and equipment, net	39	196
Amortization of deferred financing costs	195	159
Share-based compensation	1,818	1,210
Excess tax benefit from stock option exercises	(916)	(5,331)
Change in investment in unconsolidated subsidiary	(316)	(243)
Changes in operating assets and liabilities	17,693	15,478
Other	42	64

Net cash provided by operating activities	39,027	33,570
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(84,146)	(48,820)
Proceeds from sale of property and equipment	35	20
Proceeds from property insurance settlement	48	—
Increase in other assets	(1,155)	(212)
Decrease in restricted cash	29	1,106

Net cash used in investing activities	(85,189)	(47,906)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	105,000	—
Repayments on long-term borrowings	(3,179)	(3,656)
Proceeds from (repayments on) revolving credit facility, net	(57,700)	3,400
Increase in deferred financing costs	(1,014)	—
Excess tax benefit from stock option exercises	916	5,331
Proceeds from exercise of stock options	1,171	7,129

Net cash provided by financing activities	45,194	12,204

DECREASE IN CASH AND CASH EQUIVALENTS	(968)	(2,132)
CASH AND CASH EQUIVALENTS — Beginning of period	6,880	4,680

CASH AND CASH EQUIVALENTS — End of period	$5,912	$2,548

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, including capitalized interest	$5,721	$4,558

Cash payments for income taxes	$571	$74

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment in accounts payable	$273	$2,770

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2007	2006
Net income	$14,134	$10,433
Interest expense, net	5,528	4,117
Provision for income taxes	9,395	6,865
Depreciation and amortization	13,687	11,519

EBITDA	$42,744	$32,934